Exhibit 99

October 14, 2019	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Yates, Hill Named to Sonoco’s Board of Directors

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the most sustainable diversified global packaging companies, today announced that Lloyd M. Yates and Robert R. Hill, Jr., have been elected to its Board of Directors.

Yates, 59, recently retired as Executive Vice President of Customer and Delivery Operations and President, Carolinas Region for Duke Energy Corporation (NYSE: DUK), one of the largest electric utilities in the U.S.

“Lloyd is a recognized leader in the energy industry, having run large, complex organizations that achieve top quartile operational performance,” said John Haley, Sonoco board chairman. “He will be a great addition to Sonoco’s Board of Directors as he brings an abundance of senior executive leadership along with a depth of technical and regulatory skills.”

Yates previously was a member of Duke Energy’s executive leadership team, joining the Company in 2012 following the merger with Progress Energy Corporation. While at Progress Energy, he served in a number of senior leadership roles, including serving as president of Progress Energy Carolinas. He began his utility career with PECO Energy Company.

Residing in Charlotte, N.C., Yates holds a B.S. degree in Mechanical Engineering from the University of Pittsburgh and received an MBA from Saint Joseph’s University. He is a member of the Marsh & McLennan Companies (NYSE: MMC) and America Water Works Co., Inc. (NYSE: AWK) Board of Directors and has served on a number of industry and community boards.

Hill, 53, is Chief Executive Officer of South State Corporation (NASDAQ: SSB), a financial services company headquartered in Columbia, S.C., with $15.7 billion in assets.

“We are pleased to have Robert joining the Sonoco Board as he brings a strong background in banking and finance, along with public company C-suite and merger and acquisitions experience.” Haley added.

In addition to serving as CEO of South State Bank and the South State Corporation Board of Directors, Hill is on the Federal Reserve Bank of Richmond Board of Directors. A native of Columbia, S.C., Hill is a graduate of The Citadel and also earned an MBA from the University of South Carolina Moore School of Business. He has been honored with numerous awards, including The Citadel School of Business, Alvah H. Chapman, Jr. Distinguished Leadership Award. In addition, he has held leadership positions in multiple business, education and community organizations, currently serving on the USC Development Foundation and the Palmetto Business Forum.

Yates and Hill are independent members of the Sonoco Board and will stand for election by shareholders at the Company’s 2020 Annual General Meeting.

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Exhibit 99

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2019. For more information, visit www.sonoco.com.

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